Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Phil Moïse

770-441-2051

IMMUCOR, INC. ADDS DIRECTOR TO BOARD

NORCROSS, GA. (January 29, 2008) - Immucor, Inc. (Nasdaq/NM: BLUD ), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, announced today that Ronny B. Lancaster has agreed to join Immucor’s Board of Directors effective February 1, 2008.  Mr. Lancaster currently serves as Senior Vice President of Federal Government Relations for Assurant, Inc., and previously served as Senior Vice President and Chief Operating Officer of Morehouse School of Medicine in Atlanta, and Executive Assistant to the Secretary and Principal Deputy Assistant Secretary for Planning and Evaluation of the U.S. Department of Health and Human Services.  Mr. Lancaster earned a B.A. in Economics from Catholic University, an M.B.A. from Wharton School of the University of Pennsylvania, and a J.D. from Georgetown University Law Center.  He currently sits on the Board of Directors of OraSure Technologies, Inc., which manufactures and markets oral fluid specimen collection devices and diagnostic products, and on the Medical Advisory Board of Henry Schein, Inc., a distributor of healthcare products and services.

Commenting on this addition to the Board of Directors, Joseph Rosen, Chairman of the Board stated, “We are extremely pleased to have an individual with the background and talents that Ronny brings to our Board.  We expect his experience at the intersection of private healthcare and government policy, along with his understanding of the dynamics of board governance, will give us valuable insight and leadership in these areas.”

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion.  Immucor markets a complete family of automated instrumentation for all of our market segments.

For more information on Immucor, please visit our website at www.immucor.com.